Exhibit 3.1

Execution Version

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Luckin Coffee Inc.

(Adopted by Special Resolution on April 17, 2019)

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Luckin Coffee Inc.

(Adopted by Special Resolution on April 17, 2019)

1                                         The name of the Company is Luckin Coffee Inc..

2                                         The Registered Office of the Company shall be at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3                                         The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (as amended), or any other law of the Cayman Islands.

4                                         The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5                                         The share capital of the Company is US$50,000 divided into 50,000,000 shares of a par value of US$0.001 each, of which (i) 44,400,000 shares are designated as Ordinary Shares; (ii) 1,000,000 shares are designated as Angel-1 Shares; (iii) 600,000 shares are designated as Angel-2 Shares; (iv) 2,000,000 shares are designated as Series A Preferred Shares; (v) 1,000,000 shares are designated as Series B Preferred Shares; and (vi) 1,000,000 shares are designated as Series B-1 Preferred Shares.

6                                         The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7                                         Capitalised terms that are not defined in this Fourth Amended and Restated Memorandum of Association bear the same meaning as those given in the Fourth Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2018 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Luckin Coffee Inc.

(Adopted by Special Resolution on April 17, 2019)

1                                         Interpretation

1.1                               In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	means with respect to any given Person, a Person that Controls, is Controlled by, or is under common Control with the given Person.

“Agent”

means with respect to an entity, any director, officer, employee or other representative of such Person; any Person for whose acts such entity may be vicariously liable; and any other Person that acts for or on behalf of, or provides services for or on behalf of, such entity, in each case, whilst acting in his capacity as such.

“Angel Shareholders”	means holders of Angel Shares.

“Angel Shares”	means the Angel-1 Shares and the Angel-2 Shares, collectively.

“Angel-1 Investors”	has the same meaning of the “Angel-1 Investor Parties” as in the Investors’ Rights Agreement.

“Angel-1 Shares”

means the angel-1 shares of a par value of US$0.001 each in the share capital of the Company with voting rights, an equal right to dividends and the other rights and privileges set forth in the Memorandum and Articles.

“ Angel-2 Shares”

means the angel-2 shares of a par value of US$0.001 each in the share capital of the Company with voting rights, an equal right to dividends and the other rights and privileges set forth in the Memorandum and Articles.

“Applicable Conversion Price”

means the Series A Conversion Price with respect to a Series A Preferred Share, the Series B Conversion Price with respect to a Series B Preference Share and the Series B-1 Conversion Price with respect to a Series B-1 Preferred Share.

“Applicable Laws”

means with respect to any Person, all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, and (b) notices, orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Articles”

means these Articles of Association of the Company, including Exhibit A attached hereto, in their present form or, as may be amended or supplemented from time to time by a Special Resolution and subject to the consent required under these Articles and the Investors’ Rights Agreement.

“Auditor”	means the persons for the time being performing the duties of auditors of the Company;

“Board” or “Board of Directors”	means the board of directors of the Company;

“Business Day”	means any day other than a Saturday, Sunday or a day that the banks in PRC, Hong Kong, the Cayman Islands or the British Virgin Islands are required by law or executive order to be closed.

“Chairman”	means the chairman of the Board

“Closing”	has the same meaning of the “Closing” as in the Investors’ Rights Agreement

“Company”	means the above named company.

“Control”

of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at shareholder’s meetings of such Person or power to appoint a majority of the members of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing

“Conversion Shares”	means Ordinary Shares issuable upon conversion of the Preferred Shares or the Angel Shares.

“Convertible Securities”	means any evidences of indebtedness, Shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

“Directors”	means the directors for the time being of the Company, which, for the avoidance of doubt, shall not include any observer(s) of the Board , and a “Director” means any of the Directors.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Encumbrance”

means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect.

“Equity Securities”	means Ordinary Shares and Ordinary Share Equivalents.

“Founder Parties”	has the same meaning as in the Investors’ Rights Agreement, and each a “Founder Party”.

“Founders”	has the same meaning as in the Investors’ Rights Agreement.

“Fully-Diluted Basis”

means (i) as applied to the Company, the number of Ordinary Shares which would be outstanding if (a) all securities convertible into or exchangeable for Ordinary Shares held by all Shareholders were converted or exchanged in full and (b) all  securities exercisable for Ordinary Shares were exercised in full, including all Option Shares, and (ii) as applied to a particular Person, the number of Ordinary Shares which would be held by such Person if all securities convertible into, exchangeable for or exercisable for Ordinary Shares held by such Person were converted or exchanged or exercised in full.

“Governmental Authority”

means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the PRC, any foreign country or any domestic or foreign state, county, city or other political subdivision including without limitation MOFCOM, SAFE, SAIC and their respective local and provincial branches or departments.

“Group”	means the Group Companies collectively.

“Group Company”	means each of the Company and its Subsidiaries from time to time and collectively, the “Group Companies”.

“Group Company Parties”	has the same meaning as in the Investors’ Rights Agreement.

“Haode Investment”	has the same meaning as in the Investors’ Rights Agreement.

“Holders”	means the Investors, together with their respective permitted transferees and assignees, each a “Holder”.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Intellectual Property”

means any and all (i) works, registered and unregistered copyrights, copyright registrations and applications, moral rights and attribution rights, (ii) know-how, trade secrets, customer lists, patents and patent applications, (iii) processes and procedures, software, firmware, programs and source disks, source codes, designs, composition services, research records, records of invention and test information, (iv) trade names, trade dress, trademarks, and service marks, and registrations and applications therefor, as well as all goodwill associated with and symbolized thereby, (v) internet uniform resource locators, domain names, data, databases and data collections and all rights therein, and (vi) rights of privacy and publicity and rights to personal information.

“Investors”	has the same meaning as in the Investors’ Rights Agreement.

“Investors’ Rights Agreement”

means the Third Amended and Restated Investors’ Rights Agreement by and among the Group Company Parties, the Founder Parties, the Angel-1 Investors, Haode Investment and the Investors dated April 17, 2019, as may be amended or supplemented from time to time.

“IPO”	means an initial public offering of the Company on a qualified stock exchange.

“Liquidation Event”	has the same meaning as in the Investors’ Rights Agreement.

“Member”	has the same meaning as in the Statute.

“Memorandum”

means the Memorandum of Association of the Company in their present form or, as may be amended or supplemented from time to time by a Special Resolution and subject to the consent required under these Articles and the Investors’ Rights Agreement.

“New Securities”

means any Equity Securities of the Company whether now or hereafter authorized; provided that the term “New Securities” does not include:

(i)                                     Ordinary Shares, options or Convertible Securities issued as a dividend or distribution on the Preferred Shares;

(ii)                                  Option Shares and any other securities issued or issuable under the Company’s employee stock option or similar share incentive plan to be adopted by the Board, if any;

(iii)                               any Equity Securities issued in connection with any share split, share dividend or other similar event in which all Shareholders are entitled to participate on a pro rata basis;

(iv)                              any Conversion Shares; or

(v)                                 any Shares on or pursuant to an IPO.

“Option Shares”

means the Ordinary Shares transferred or transferable, issued or issuable under the Company’s employee stock option or similar share incentive plan to be adopted by the Board in accordance with the Memorandum and Articles, if any.

“Ordinary Resolution”	means a resolution:

(a) passed by a Simple Majority of such Members as, being entitled to do so, vote in person or by proxy at a general meeting of the Company; or

(b) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members.

“Ordinary Shares”

means the ordinary shares of a par value of US$0.001 each in the share capital of the Company with voting rights, an equal right to dividends and the other rights and privileges set forth in the Memorandum and Articles.

“Ordinary Share Equivalents”	means securities exercisable or convertible into Ordinary Shares, including the Preferred Shares.

“Ordinary Shareholders”	means holders of Ordinary Shares.

“Person”	means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, branch, trust, estate or other enterprise or entity.

“PRC”

means the People’s Republic of China, but solely for the purposes of these Articles, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Preferred Majority Consent”

means the approval or consent of a matter by the holders of more than fifty percent (50%) of the Series A Preferred Shares, the Series B Preferred Shares and the Series B-1 Preferred Shares (voting together as a single class and on an as converted basis).

“Preferred Shares”	means, collectively, the Series A Preferred Shares, the Series B Preferred Shares and the Series B-1 Preferred Shares.

“Preferred Shareholders”	means holders of Preferred Shares.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Relative”	of a Person means a husband, wife, father, mother, son, daughter, brother, sister, grandparent, grandchild, or spouse of such Person.

“Renminbi” or “RMB”	means the lawful currency of the PRC.

“Series A Closing Date”	means June 29, 2018.

“Series A Conversion Price”	has the meaning set forth in Article 16.1.

“Series A Issue Price “	has the same meaning as in the Investors’ Rights Agreement.

“Series A Preferred Shareholders”	means the holders of Series A Preferred Shares.

“Series A Preferred Shares”

means the series A preferred shares of a par value of US$0.001 each in the share capital of the Company with voting rights, an equal right to dividends and the other rights and privileges set forth in the Memorandum and Articles.

“Series B Closing Date”	means November 15, 2018.

“Series B Conversion Price”	has the meaning set forth in Article 16.1.

“Series B Issue Price”	has the same meaning as in the Investors’ Rights Agreement.

“Series B Preferred Shareholders”	means the holders of Series B Preferred Shares.

“Series B Preferred Shares”

means the series B preferred shares of a par value of US$0.001 each in the share capital of the Company with voting rights, an equal right to dividends and the other rights and privileges set forth in the Memorandum and Articles.

“Series B-1 Closing Date”	has the meaning set forth in the Investors’ Rights Agreement.

“Series B-1 Conversion Price”	has the meaning set forth in Article 16.1.

“Series B-1 Issue Price”	has the same meaning as in the Investors’ Rights Agreement.

“Series B-1 Preferred Shareholders”	means the holders of Series B-1 Preferred Shares.

“Series B-1 Preferred Shares”

means the series B-1 preferred shares of a par value of US$0.001 each in the share capital of the Company with voting rights, an equal right to dividends and the other rights and privileges set forth in the Memorandum and Articles.

“Share Equivalents”	means any options or other securities or obligations which are by their terms convertible into or exchangeable or exercisable for Ordinary Shares in the capital of the Company.

“Shareholders”	means holders of Ordinary Shares, Angel Shares, Series A Preferred Shares, Series B Preferred Shares and Series B-1 Preferred Shares.

“Shares”	means, collectively, the Preferred Shares, the Angel Shares and the Ordinary Shares.

“Significant Group Company”	has the same meaning as in the Investors’ Rights Agreement.

“Significant Group Companies”	means, collectively, the Group Company Parties and each Significant Group Company.

“Simple Majority”	means more than 50% of the votes attached to the applicable Shares or of the votes of the Directors, as the case may be.

“Special Resolution”

means a special resolution passed in accordance with Section 60 of the Statue, being a resolution:

(a) passed by a majority of not less than two-thirds of such Members as, being entitled to do so, vote in person or by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given; or

(b) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members.

“Statute”	means the Companies Law of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force;.

“Transaction Documents”	has the same meaning as in the Investors’ Rights Agreement.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“US$”	means the lawful currency of the United States of America.

1.2                               In the Articles:

(a)                                 words importing the singular number include the plural number and vice versa;

(b)                                 words importing the masculine gender include the feminine gender;

(c)                                  words importing persons include corporations as well as any other legal or natural person;

(d)                                 “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)                                  “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)                                   references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)                                  any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)                                 the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)                                     headings are inserted for reference only and shall be ignored in construing the Articles;

(j)                                    any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)                                 any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)                                     sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)                             the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)                                 the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2                                         Issue of Shares

2.1                               Subject to the provisions in the Memorandum and Articles (including Exhibit A attached to the Articles) and the Investors’ Rights Agreement (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute, the Articles (including Exhibit A attached to the Articles) and the Investors’ Rights Agreement) vary such rights.

2.2                               The Company shall not issue Shares to bearer.

2.3                               Each Shareholder has a pre-emption right with respect to any future issue or sale by the Company of any New Securities on the terms set out in this Article 2.3 (the “Pre-emption Right”). Each Shareholder is entitled to elect to exercise the Pre-emption Right itself or to designate another Person controlled by such Shareholder to exercise the Pre-emption Right.

(a)                                 If the Company proposes to issue or sell any New Securities, the Company shall provide a written notice (the “New Issuance Notice”) to each Shareholder setting out (i) the number and type of the New Securities proposed to be issued or sold by the Company; and (ii) the price and other material terms of the proposed issue or sale.

(b)                                 Each Shareholder shall have the right (but not the obligation) to subscribe for or purchase, at the price and on the terms specified in the New Issuance Notice, up to such number of New Securities to be issued or sold determined by multiplying (i) the total number of the New Securities, by a fraction, the numerator of which is the number of Shares held by or issuable to such Shareholder (on a Fully-Diluted Basis), and (ii) the denominator of which is the aggregate number of Shares held by or issuable to all Shareholders (on a Fully-Diluted Basis).

(c)                                  Each Shareholder may exercise its Pre-emption Right by giving the Company written notice (the “Pre-emption Acceptance Notice”) within ten (10) Business Days from the date of receipt of the Pre-emption Notice (the “Pre-emption Period”) specifying the number of New Securities that it accepts to subscribe for or purchase. The failure by a Shareholder to give a Pre-emption Acceptance Notice within the Pre-emption Period shall be deemed to be a waiver of such Shareholder’s Pre-emption Right.

(d)                                 In the event that one or more Shareholder fail to fully exercise its Pre-emption Right, or decline or is deemed pursuant to Article 2.3 (c) to have waived its Pre-emption Right, the Company shall give written notice (the “Oversubscription Notice”) to each Shareholder electing to fully exercise its Pre-emption Right (a “Pre-emption Electing Shareholder”) within five (5) Business Days of the expiry of the Pre-emption Period specifying the number of the remaining New Securities (the “Oversubscription Pre-emption Shares”).  Each Pre-emption Electing Shareholder shall have the right (but not the obligation) to subscribe for or purchase all or part of the Oversubscription Pre-emption Shares by giving the Company written notice (the “Oversubscription Acceptance Notice”) within five (5) Business Days of the receipt of the Oversubscription Notice, provided that if the aggregate number of Oversubscription Pre-emption Shares that the Pre-emption Electing Shareholder have indicated a willingness to subscribe for or purchase in their Oversubscription Acceptance Notice exceeds the actual number of Oversubscription Pre-emption Shares, the Oversubscription Pre-emption Shares shall be allocated to the Pre-emption Electing Shareholder on a pro-rata basis, being a fraction, the numerator of which is the number of Shares held by or issuable to such Pre-emption Electing Shareholder (on a Fully-Diluted Basis), and the denominator of which is the aggregate number of Shares held by or issuable to all Pre-emption Electing Shareholders who have submitted an Oversubscription Acceptance Notice (on a Fully-Diluted Basis).

(e)                                  If, within the Pre-emption Period, any Shareholder fails to fully exercise or elects not to exercise the Pre-emption Right, subject to Article 2.3 and upon the approval of the Board, the Company shall be free to issue or sell the remaining number of unsubscribed New Securities on terms equal to or no more favourable than the terms set out in the New Issuance Notice, provided such issue or sale is completed within three (3) months of the date of the New Issuance Notice.

3                                         Register of Members

3.1                               The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

3.2                               The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

4                                         Closing Register of Members or Fixing Record Date

4.1                               For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

4.2                               In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

4.3                               If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members.  When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

5                                         Certificates for Shares

5.1                               A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine.  Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process.  All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate.  All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

5.2                               The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

5.3                               If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

5.4                               Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6                                         Transfer of Shares

6.1                               The transfer of Shares of the Company is subject to the transfer restrictions set out at Article 2.1 of Exhibit A attached to these Articles and Section 4 of the Investors’ Rights Agreement.

6.2                               The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

7                                         Redemption, Repurchase and Surrender of Shares

7.1                               Subject to the provisions of the Statute, and the Articles (including Exhibit A attached to the Articles), the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company.  For the avoidance of doubt, no shares or securities of the Company other than the Preferred Shares shall have the right for redemption set forth in these Articles.

7.2                               Subject to the provisions of the Statute and the Articles (including Exhibit A attached to the Articles), the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

7.3                               The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital. The Preferred Shareholder exercising the redemption right shall continue to enjoy all rights as a holder of such Preferred Shares and shall remain a registered holder of all of the Preferred Shares subject to redemption, pending and until after the redemption of all such Preferred Shares by the Company and full payment of the Redemption Price.

7.4                               The Directors may accept the surrender for no consideration of any fully paid Share.

8                                         Treasury Shares

8.1                               The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

8.2                               The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

9                                         Variation of Rights of Shares

9.1                               Subject in each of the following cases to the other provisions of the Articles (including Article 30.8, Article 30.9 and Exhibit A attached to the Articles) and the Investors’ Rights Agreement, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to materially and adversely impact on a relative basis the specific rights of such class in comparison with the other classes (for the avoidance of doubt, the creation of an additional class of Shares shall not be deemed to materially and adversely impact on a relative basis the specific rights of any existing class of Shares in comparison with the other classes); otherwise, any such variation shall be made by way of an Ordinary Resolution of the issued Shares of that class or classes. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class or classes.  To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

9.2                               Subject to the other provisions of the Articles (including Article 30.8, Article 30.9 and Exhibit A attached to the Articles), for the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

9.3                               The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

10                                  Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares.  The Company may also on any issue of Shares pay such brokerage as may be lawful.

11                                  Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

12                                  Lien on Shares

12.1                        The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for any unpaid subscription price for the Shares and all other debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article.  The registration of a transfer of any such Share shall not operate as a waiver of the Company’s lien thereon.  The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

12.2                        The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

12.3                        To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser.  The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

12.4                        The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

13                                  Call on Shares

13.1                        Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares.  A call may be revoked or postponed, in whole or in part, as the Directors may determine.  A call may be required to be paid by instalments.  A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

13.2                        A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

13.3                        The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

13.4                        If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

13.5                        An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

13.6                        The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

13.7                        The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

13.8                        No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

14                                  Forfeiture of Shares

14.1                        If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment.  The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

14.2                        If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors.  Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

14.3                        A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit.  Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

14.4                        A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

14.5                        A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share.  The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

14.6                        The provisions of the Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

15                                  Transmission of Shares

15.1                        If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares.  The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

15.2                        Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

15.3                        A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles)  the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

16                                  CONVERSION

The Preferred Shares and the Angel Shares shall have conversion rights as follows:

16.1                        Conversion Ratio

Each Angel Share shall be convertible into one fully paid and non-assessable Ordinary Share.

Each Preferred Share shall be convertible into such number of fully paid and non-assessable Ordinary Shares at the Preferred Share to Ordinary Share conversion ratio equal to:

Preferred Share Purchase Price/then-effective Applicable Conversion Price

The Series A Conversion Price for the Series A Preferred Shares shall initially be the Series A Issue Price, resulting in an initial conversion ratio for the Series A Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as provided in Article 16.4 and Section 15 of the Investors’ Rights Agreement. The Series B Conversion Price for the Series B Preferred Shares shall initially be the Series B Issue Price, resulting in an initial conversion ratio for the Series B Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as provided in Article 16.4 and Section 15 of the Investors’ Rights Agreement.  The Series B-1 Conversion Price for the Series B-1 Preferred Shares shall initially be the applicable Series B-1 Issue Price, resulting in an initial conversion ratio for the Series B-1 Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as provided in Article 16.4 and Section 15 of the Investors’ Rights Agreement.

16.2                        Optional Conversion

Each Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such Preferred Share into Ordinary Shares based on the then-effective Applicable Conversion Price.

Each Angel Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such Angel Share into one Ordinary Shares.

16.3                        Automatic Conversion

(a)                                Each Series A Preferred Share shall automatically be converted into Ordinary Shares based on the then-effective Series A Conversion Price for such Series A Preferred Share in effect at the time (a) immediately before the closing of an IPO, or (b) upon receipt by the Company of the written notice of conversion signed by the holders of a Simple Majority of the Series A Preferred Shares.

(b)                                Each Series B Preferred Share shall automatically be converted into Ordinary Shares based on the then-effective Series B Conversion Price for such Series B Preferred Share in effect at the time (a) immediately before the closing of an IPO, or (b) upon receipt by the Company of the written notice of conversion signed by the holders of a Simple Majority of the Series B Preferred Shares.

(c)                                 Each Series B-1 Preferred Share shall automatically be converted into Ordinary Shares based on the then-effective Series B-1 Conversion Price for such Series B-1 Preferred Share in effect at the time (a) immediately before the closing of an IPO, or (b) upon receipt by the Company of the written notice of conversion signed by the holders of a Simple Majority of the Series B-1 Preferred Shares.

(d)                                Each Angel Share shall automatically be converted into one Ordinary Share (a) immediately before the closing of an IPO, or (b) upon receipt by the Company of the written notice of conversion signed by the holders of a Simple Majority of the Angel Shares.

16.4                        Applicable Conversion Price Adjustments

The Applicable Conversion Price shall be subject to adjustment from time to time as follows:

(i)                                    Proportional Adjustment

If at any time the number of outstanding Ordinary Shares proportionately changes as a result of share split, share division, share combination, share dividend, reorganization, mergers, consolidations, reclassifications, exchanges, substitutions, recapitalization or similar events, then Applicable Conversion Price shall be proportionately adjusted.

(ii)                                 Dilutive Issuance

(a)                                Anti-dilution Adjustment.

In the event the Company shall at any time after the Closing issue New Securities for a consideration or deemed consideration per Ordinary Share less than the then current applicable Series A Conversion Price, applicable Series B Conversion Price or applicable Series B-1 Conversion Price, as applicable, then such Series A Conversion Price, Series B Conversion Price or Series B-1 Conversion Price then in effect, as applicable, shall be reduced to the price determined as set forth below:

CP2 = CP1 * (A+B)/(A+C)

WHERE:

CP2 = the Applicable Conversion Price effective upon the issuance of the New Securities

CP1 = the Applicable Conversion Price in effect immediately before the issuance of the New Securities

A = the total outstanding Ordinary Shares and Angel Shares immediately before the issuance of the New Securities (including the total outstanding Ordinary Shares, Angel Shares, and Preferred Shares on an as converted basis and all outstanding options or warrants and other Convertible Securities on an as-exercised basis)

B = the total consideration received for the issuance or sale of the New Securities divided by CP1, and

C = the number of New Securities issued or sold or deemed issued or sold.

(b)                                Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions.

If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision or consolidation otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person, then in any such event, provision shall be made so that, upon conversion of any Preferred Share or Angel Share thereafter, the holder thereof shall receive the class and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares or Angel Shares been converted into Ordinary Shares immediately prior to such event.

(iii)                              Deemed Issuance of New Securities

In the event the Company at any time or from time to time after the date hereof shall issue any Convertible Securities or shall fix a record date for the determination of holders of any series or class of shares entitled to receive any such Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to Article 16.4(iv)(b)) issuable upon the exercise, conversion or exchange of such Convertible Securities, shall be deemed to be New Securities issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(a)                                no further adjustment in the Applicable Conversion Price with respect to any Preferred Share shall be made upon the subsequent issuance of Ordinary Shares upon the exercise, conversion or exchange of such Convertible Securities;

(b)                                if such Convertible Securities by its terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Applicable Conversion Price with respect to any affected Preferred Share computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Convertible Securities;

(c)                                 no readjustment pursuant to Article 16.4(iv) shall have the effect of increasing the then effective Applicable Conversion Price with respect to any Preferred Share to an amount which exceeds the Applicable Conversion Price with respect to such Preferred Share that would have been in effect had no adjustments in relation to the issuance of the Convertible Securities as referenced in Article 16.4(iv)(b) been made;

(d)                                upon the expiration or termination of any unexercised, unconverted or unexchanged Convertible Securities (or portion thereof), the then effective Applicable Conversion Price with respect to any affected Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as it would have been obtained had such Convertible Securities (or portion thereof) that is expired or terminated never been issued;

(e)                                 if such record date shall have been fixed and such Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Applicable Conversion Price with respect to any Preferred Share which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Applicable Conversion Price with respect to such Preferred Share shall be adjusted pursuant to this Article 16.4(iv) as of the actual date of their issuance.

(iv)                             Determination of Consideration

For purposes of this Article 16, the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(a)                                Cash and Property.  Such consideration shall:

(1)                                insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company before any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

(2)                                insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issuance, as determined and approved in good faith by the Board (including the affirmative vote of the Directors appointed by the Investors); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company; and

(3)                                in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in subparagraphs (1) and (2) above, as reasonably determined in good faith by the Board (including the affirmative vote of the Directors appointed by the Investors).

(b)                                Convertible Securities.  The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 16.4(iv) relating to Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Convertible Securities (determined in the manner described in paragraph (a) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise, conversion or exchange of such Convertible Securities, by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Convertible Securities.

(v)                                Certificate of Adjustment

In the case of any adjustment or readjustment of the Applicable Conversion Price with respect to any Preferred Share, the Company at its expense shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate to each registered holder of such Preferred Shares.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(vi)                             Notice of Record Date

In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 16.4, the Company shall give notice to the holders of the Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Applicable Conversion Price with respect to the relevant Preferred Share, and the number, kind or class of Shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares.  In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least twenty (20) days prior to the taking of such proposed action.

(vii)                          Reservation of Shares Issuable Upon Conversion

The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, for the purpose of effecting the conversion of the Preferred Shares or Angel Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares or Angel Shares.  If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares or Angel Shares, the Company and its Members will take such corporate action as may be necessary to increase the Company’s authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose including but not limited to the approval of a resolution to this effect.

16.5                        Procedure of Conversion

(i)                                    Mechanics of Conversion.

The Company may effect the conversion of Preferred Shares and the Angel Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and the Angel Shares and applying the proceeds thereof towards payment for the new Ordinary Shares.  Upon the conversion of the Preferred Shares (or the Angel Shares), the Company shall issue such number of the Ordinary Shares converted from such Preferred Shares (or the Angel Shares) to the Preferred Shareholders (or the Angel Shareholders) holding such Preferred Shares (or Angel Shares), and cancel the Preferred Shares (or the Angel Shares) so converted.  The Company shall promptly update its register of members to reflect the issuance of such Ordinary Shares and the cancellation of such Preferred Shares (or Angel Shares).  Such conversion shall be deemed to have been made on the date of such update of the register of members, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.  All Ordinary Shares issuable upon conversion of the Preferred Shares or the Angel Shares will upon issuance be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any pre-emptive rights.   Upon any such conversion of any Preferred Shares or Angel Shares, such Preferred Shares or Angel Shares shall no longer be deemed to be outstanding and all rights of the Preferred Shareholders or Angel Shareholders holding such Preferred Shares or Angel Shares with respect to such Preferred Shares or Angel Shares so converted shall immediately terminate upon the issuance of the Ordinary Shares, except the right to receive the Ordinary Shares or other securities, cash or other assets as herein provided.

(ii)                                 Fractional Share.

No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares or Angel Shares.  In lieu of any fractional shares to which the Preferred Shareholder or Angel Shareholders would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value for the applicable Ordinary Share as determined and approved by the Board (including the affirmative vote of the Directors appointed by the Investors) on the date of conversion.

(iii)                              Adjustment Certificate.

Upon the occurrence of each adjustment of the Applicable Conversion Price pursuant to this Article 16.5, the Company shall, at its expense, promptly compute such adjustment or readjustment in accordance with the terms hereof and notify each Preferred Shareholder of such adjustment and the facts upon which such adjustment is based.  The Company shall, upon the written request at any time of any Preferred Shareholder, furnish or cause to be furnished to such Preferred Shareholder an adjustment certificate setting forth (A) such adjustment (B) the Applicable Conversion Price for the Preferred Shares at the time in effect, and (C) the number of Ordinary Shares that each Preferred Share could then be converted into.

(iv)                             Unpaid Dividends.

Upon conversion, all accrued but unpaid share dividends on the applicable Preferred Shares or Angel Shares shall be paid in Shares and all accrued but unpaid cash dividends on the applicable Preferred Shares or Angel Shares shall be paid either in cash or by the issuance of a number of further Ordinary Shares equal to the value of such cash amount, at the option of the holders of the applicable Preferred Shares or Angel Shares.

16.6                        No Impairment

The Shareholders shall procure that the Company shall not impair the conversion rights of the Preferred Shares and the Angel Shares, and shall at all times in good faith assist in the carrying out of all the provisions of this Article 16 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Preferred Shareholders and the Angel Shareholder (including without limitation, reservation of sufficient authorized unissued Ordinary Shares for issuance upon the conversion of the Preferred Shares and the Angel Shares).

17                                  Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1                        Subject to the provisions of the Statute, the other provision of the Articles (including Exhibit A attached to the Articles) and the Investors’ Rights Agreement, the Company may by Ordinary Resolution:

(a)                                 increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)                                 consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)                                  convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)                                 by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)                                  cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2                        All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3                        Subject to the provisions of the Statute, the other provisions of the Articles (including Exhibit A attached to the Articles) and the Investors’ Rights Agreement, the Company may by Special Resolution:

(a)                                 change its name;

(b)                                 alter or add to the Articles;

(c)                                  alter or add to the Memorandum with respect to any objects, powers or other matters specified therein;

(d)                                 reduce its share capital;

(e)                                  approve the liquidation, dissolution or winding up of the Company; and

(f)                                   approve, permit or cause the Company to effect any merger or consolidation with any Person.

18                                  Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19                                  General Meetings

19.1                        All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2                        The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it.  Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning.  At these meetings the report of the Directors (if any) shall be presented.

19.3                        The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4                        A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than nine per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5                        The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6                        If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.7                        A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20                                  Notice of General Meetings

20.1                        At least five clear days’ notice shall be given of any general meeting.  Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)                                 in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)                                 in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent in par value of the Shares giving that right.

20.2                        The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21                                  Proceedings at General Meetings

21.1                        No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business and throughout the meeting. Shareholder holding no less than 50% of the aggregate voting power of all of the Shares entitled to notice of and to attend and vote at such general meeting, present in Person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum.

21.2                        A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other.  Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3                        A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4                        If within half an hour from the time appointed for the duly notified meeting a quorum is not present due to the absence of a quorum, the general meeting shall stand adjourned 2 Business Days later at the same time and place or to such other time or such other place as the Directors or the requisitionist Members as the case may be may determine and inform all the Shareholders.  If at the adjourned meeting a quorum is still not present within half an hour from the time appointed for the meeting due to the absence of the required majority of holders of the Shares, the Members present shall be a quorum provided that business not included in the notice shall not be transacted in such meeting.

21.5                        The chairman of the board of Directors shall preside as chairman at the general meeting.

21.6                        The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.7                        A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.8                        Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.9                        The demand for a poll may be withdrawn.

21.10                 Except on a poll demanded on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.11                 A poll demanded on a question of adjournment shall be taken forthwith.  A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22                                  Votes of Members

22.1                        Subject to Exhibit A attached to these Articles, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder. The Ordinary Shareholders shall have the right to one (1) vote for each outstanding Ordinary Share held. The Angel Shareholders shall have the right to one (1) vote for each Ordinary Share into which each outstanding Angel Share held could then be converted. The Preferred Shareholders shall have the right to one (1) vote for each Ordinary Share into which each outstanding Preferred Share held could then be converted.  Subject to provisions to the contrary elsewhere in these Articles, or as required by applicable laws, the Preferred Shareholders and the Angel Shareholders shall vote together with the Ordinary Shareholders as a single class, and not as a separate class or series, on all matters put before the Shareholders.

22.2                        In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3                        A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4                        No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5                        No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid.  Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6                        On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7                        On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23                                  Proxies

23.1                        The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorised representative.  A proxy need not be a Member.

23.2                        The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited.  In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3                        The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited.  An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4                        The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.  An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5                        Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24                                  Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25                                  Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26                                  Directors

There shall be a board of Directors consisting of six (6) members.

27                                  Powers of Directors

27.1                        Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company.  No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given.  A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2                        All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3                        The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4                        Subject to Articles 30.8, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28                                  Appointment and Removal of Directors

28.1                        The board of Directors shall consist of six (6) members.  The Directors shall be nominated, appointed and removed in accordance with Section 3.2(b) of the Investors’ Rights Agreement.

28.2                        Notwithstanding anything to the contrary in these Articles, the Company may by a resolution of the board of Directors or an Ordinary Resolution of its Shareholders appoint such number of independent directors as additional members of the board as required by the applicable exchange rules in connection with and shall effective upon the proposed IPO of the Company.

28.3                        A Director shall be removed from the Board, with or without cause, upon, and only upon, the affirmative vote of such Shareholder who nominated such Director in accordance with the Investors’ Rights Agreement and Article 28.1.  Each Shareholder shall vote in favour of the removal of a Director upon the request of the Shareholder(s) that nominated or appointed such Director pursuant to the Investors’ Rights Agreement and Article 28.1.  Otherwise, no Shareholder shall vote for the removal of a Director.

28.4                        In the event any Director resigns or is removed in accordance with the Investors’ Rights Agreement and Article 28.3, the Shareholder(s) that appointed such Director will have the right to appoint such Director’s successor or replacement, and such successor or replacement Director shall be nominated and elected on or as soon as practicable after the date of such resignation or removal.

28.5                        The Parties agree to take all necessary actions to give effect to the change of Board aforementioned including but not limited to amend and revise the Memorandum and Articles

29                                  Vacation of Office of Director

The office of a Director shall be vacated if:

(a)                                 the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)                                 the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)                                  the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)                                 the Director is found to be or becomes of unsound mind; or

(e)                                  all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors; or

(f)                                   removed by the Shareholder(s) who appointed such Director pursuant to the Investors’ Rights Agreement and Article 28.1 by notice in writing to the Company.

30                                  Proceedings of Directors

30.1                        The quorum for the meeting of the Directors shall be at least four (4) Directors. If such a quorum is not present within one hour from the time appointed for the meeting, the meeting shall adjourn to the same place and time seven (7) days later and, if at such adjourned meeting, such quorum is still not present, those Directors present shall be deemed a quorum and may transact the business for which the adjourned meeting was originally convened. No business shall be transacted at any Board meeting or by the Directors unless a quorum is present.

30.2                        Meetings of the Directors and of the boards of directors of each respective Subsidiary shall take place contemporaneously at least once every year or at such other frequency as agreed by the Board. A meeting may be called by any Director giving notice in writing to the other Directors and the observer(s) of the Board specifying the date, time and agenda for such meeting.  Not less than three (3) days’ notice shall be given to all Directors and the observer(s) of the Board; provided, however, that such notice period (i) shall not apply in the case of an adjourned meeting pursuant to Article 30.1, and (ii) may be reduced with the written consent of all of the Directors.

30.3                        Subject to the provisions of the Articles (in particular Article 30.9), the Directors may regulate their proceedings as they think fit.  At any Board meeting, each Director may exercise one vote.  Any Director may, by written notice to the Company Secretary, authorize another Director to attend and vote by proxy for such Director at any Board meeting.  Any resolution of the Board shall be passed by the affirmative vote of a Simple Majority of the Directors present at a duly constituted meeting of the Board.  The Board shall not at any meeting pass any resolution covering any matter that is not specified in the agenda for such meeting unless all Directors are present at such meeting and vote in favor of such resolution.

30.4                        A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting.  Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.5                        A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.6                        All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.7                        A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him.  The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

30.8                        Subject to these Memorandum and Articles, the Statute and applicable law, a Simple Majority approval of the Directors shall be required for any action that approves or related to any of the following transactions or matters regarding the Company and/or any other Group Companies (as the case may be):

(a)                                 the liquidation, dissolution or winding up or merger of the Company with or into any other Person or the occurrence of a Liquidation Event;

(b)                                 any increase or decrease of the share capital or registered capital of the Company or the issue of options or other securities convertible or exchangeable for the share capital or registered capital of the Company, other than the redemption or repurchase of the Preferred Shares in accordance with Article 3 of Exhibit A;

(c)                                  approve, permit or cause the Company to effect any merger with any Person, or be acquired by any Person;

(d)                                 any provision of any guarantee or lien over the assets of the Company, other than the guarantee provided for the purpose of the daily operation of the Company;

(e)                                  appointment, removal and replacement of the CEO and CFO of any Group Company;

(f)                                   any appointment or change in the auditors of the Company; and

(g)                                  sale, transfer or otherwise dispose of all or substantially all of the assets of the Company (for the avoidance of doubt, including the equity interest and assets of the Significant Group Companies, taken as a whole, when deciding whether the assets sold or disposed of constitute all or substantially all of the assets of the Company).

30.9                        Subject to these Memorandum and Articles and applicable law, the prior approval of Shareholders representing more than 60% of the Preferred Shares (for the avoidance of doubt, various classes of Preferred Shares are voting together as a single class and on an as converted basis) shall be required for any action that approves or relates to any of the following transactions or matters regarding the Company and/or the Group Companies (as the case may be):

(a)                                 any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of any Preferred Shares or any holders of the Preferred Shares, provided that, prior approval of the holders holding more than 60% of each class of Preferred Shares shall be obtained with respect to any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of such class of Preferred Shares;

(b)                                 to declare, issue, make, or pay any dividend or other distribution on any Equity Securities of the Company; approve, amend or alter any policy concerning any dividend or other distribution on any Equity Securities of the Company;

(c)                                  change of the principal business of the Group;

(d)                                 any redemption or repurchase of the Shares, Option Shares or other Equity Securities by the Company, other than the redemption or repurchase of the Preferred Shares in accordance with their terms and Article 3 of Exhibit A;

(e)                                  licensing or otherwise transfer of the core trademarks of the Group to a third party; and

(f)                                   any entry into, amendment to or termination of any Control Documents (as defined in the Investors’ Rights Agreement).

30.10                 The consent of any Director for the purpose of Articles 30.8 shall mean:

(a)                                 written consent, or

(b)                                 deemed consent if both (i) and (ii) below are satisfied: (i) such Director fails to notify the Company that it consents or does not consent within five (5) Business Days (the “Director Initial Request Period”) after receiving a written request of the Company (the “Director First Notification”) attaching all material information relating to the relevant matters necessary for such Director to make decision (the “Director Request”), and (ii) in the event that such Director has failed to respond to the Director Request within the Director Initial Request Period, such Director fails to notify the Company that it consents or does not consent within fifteen (15) Business Days after the Company has resent the Director Request (the “Director Secondary Request Period”) to such Director (the “Director Second Notification”).  The Company shall send the Director Request to the Directors by electronic mail (followed by a telephone call to the Directors) in relation to Director First Notification and by courier in relation to Director Second Notification (followed by a telephone call to the Directors) at the address notified by the Directors to the Company in writing.

31                                  Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32                                  Directors’ Interests

32.1                        A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2                        A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3                        A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4                        No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established.  A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5                        A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33                                  Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34                                  Delegation of Directors’ Powers

34.1                        The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of such Directors including the Directors appointed by the Investors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director.  Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors.  Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2                        The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies.  Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors.  Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3                        The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4                        The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

34.5                        The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit.  Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35                                  Alternate Directors

35.1                        Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

35.2                        An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

35.3                        An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

35.4                        Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5                        Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36                                  No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37                                  Remuneration of Directors

37.1                        The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine.  The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2                        The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director.  Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38                                  Seal

38.1                        The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors.  Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2                        The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3                        A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39                                  Dividends, Distributions and Reserve

39.1                        Subject to the Statute, Exhibit A attached to these Articles and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor.  All shares of each class shall have equal rights as regard to dividends.  A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by the Statute.

39.2                        Subject to Exhibit A attached to these Articles, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3                        The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4                        Subject to Exhibit A attached to these Articles, the Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5                        Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6                        The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7                        Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct.  Every such cheque or warrant shall be made payable to the order of the person to whom it is sent.  Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8                        No Dividend or other distribution shall bear interest against the Company.

39.9                        Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member.  Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40                                  Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.  In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned).  The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41                                  Books of Account

41.1                        The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company.  Such books of account must be retained for a minimum period of five years from the date on which they are prepared.  Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2                        The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3                        The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42                                  Audit

42.1                        The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2                        Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3                        Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43                                  Notices

43.1                        Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member).  Any notice, if posted from one country to another, is to be sent by airmail.

43.2                        Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier.  Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted.  Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted.  Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3                        A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4                        Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44                                  Winding Up

44.1                        If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit, and the assets available for distribution amongst the Members shall be distributed in accordance with Article 4 of Exhibit A attached to these Articles.

44.2                        If the Company shall be wound up, the liquidator may, in accordance with Article 4 of Exhibit A attached to these Articles and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members.  The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45                                  Indemnity and Insurance

45.1                        Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default.  No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person.  No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2                        The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought.  In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article.  If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3                        The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46                                  Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47                                  Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48                                  Mergers and Consolidations

Subject to Exhibit A attached to these Articles, Article 30.8 and other provision in these Articles, the Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.